Exhibit 10.11

SETTLEMENT AGREEMENT

Sally Chapman

V.

Hytek Microsystems

The undersigned agree that the above referenced litigation, and all claims which were and could have been raised therein, is settled upon the following terms:

1.	Chapman shall resign from the Company effective no later than 5 months from this date, or at any earlier date as determined by the Company in its sole discretion. Chapman shall assist with a transition to any replacement. Chapman will be permitted to seek other employment, so long as she is adequately performing her duties with the Company.

2.	Upon the effective date of resignation, Chapman will receive severance payment of $85,000, payable over a 12-month period in equal installments, plus Company provided health insurance for such period.

3.	Chapman shall receive payment of the sum of $40,000 upon full execution of a release as provided herein.

4.	Chapman shall receive an additional payment of $45,000 upon the effective date of her resignation as provided in Paragraph 1.

5.	Hytek shall execute a letter of reference for Chapman as set forth in Exhibit A, attached hereto.

6.	Chapman shall execute a Release of All Claims and Covenant Not to Sue releasing the Company from any claims which have been or could have been raised in the litigation and/or arising from Chapman’s employment with Hytek.

Dated this 31st day of July, 2003.

Hytek Microsystems, Inc.

/s/ Sally Chapman	/s/ John F. Cole
by Sally Chapman	by John Cole
Its CEO/President

APPENDIX A

To Whom it May Concern:

Hytek employed Sally Chapman as Accounting Manger, Controller and Chief Financial Officer. She worked for the Company for over five (5) years, and in these capacities directed the Company’s financial division commendably. She also worked with the Company through a transition to her replacement once she announced her intent to resign. We consider her a competent and loyal financial professional.